Exhibit 99.1

                 BESTNET ADDS FORTUNE 100 COMPANY TO CLIENT LIST


TUCSON, Ariz., Aug. 23 /PRNewswire/ -- BestNet Communications Corp. (OTC Bulletin Board: BESC - news) provider of patented Internet-based communication services, announced today that it has entered into an agreement to provide international long-distance services to a US based Fortune 100 company operating in over 200 countries.

Execution of the agreement concluded a 12 month trial of Bestnet's long distance and conference calling services involving the Fortune 100 company's offices in North America, Mexico and South America. During that period, quality, adaptability and cost-savings were strictly monitored.

Kelvin Wilbore, Project Manager for BestNet said, "We believe that the execution of this agreement evidence show well adapted our long distance and conference calling services are for large organizations. Our service not only provides significant cost savings for voice calls, but provides real-time billing and management features not offered by traditional telecommunication companies."

Gerry Quinn, President and CEO of BestNet said, "This agreement represents a milestone for our company. From the beginning, we have worked very hard to build a quality service suited for global businesses. Starting when our product was in beta-trial, this multi-national company provided valuable feedback used to improve every aspect of our service. We believe that the patented technology upon which our services are based insulates us from direct competition, and that our recent success in securing a global organization as a user of our service further validates Bestnetcall as a valuable communication tool for business and industry."

BestNet Communications Corp. is an Internet-based provider of long distance, conference calling and e-commerce communication services. BestNet's service uses access and control of the Internet with existing telephone infrastructure (i.e., the public switched telephone network) to complete calls. The Company provides access to its services via the web, desktop and handhelds including Palm(TM), Pocket PC(R) and Blackberry(TM) devices. The patented Bestnetcall.com system provides toll quality, global access, low rates, real-time billing and call management features. Bestnetcall.com is used by business and residential customers in over 120 countries. To learn more about Bestnetcall, visit our website at: www.bestnetcall.com


This press release contains certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, those factors detailed by BestNet Communications Corp in its filings with the Securities and Exchange Commission.

For  further   information   please  contact   BestNet   Communications   Corp.,
+1-520-750-9093, ext. 207.

SOURCE: BestNet Communications Corp.